Pricing Supplement No. 009 dated                Filed pursuant to Rule 424(b)(5)
November 15, 2004. (To Prospectus dated                      File No. 333-112244
September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.


                        HARTFORD LIFE INSURANCE COMPANY
                                   DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                  HARTFORD LIFE GLOBAL FUNDING TRUST 2004-009

                   4.75% CALLABLE NOTES DUE NOVEMBER 15, 2014


The description in this pricing supplement of the particular terms of the 4.75% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:      $316,000.00                     Interest Rate:                 4.75%

Price to Public:       100%                            Issuance Date:                 November 18, 2004

Net Proceeds to Trust: $311,260.00                     Stated Maturity Date:          November 15, 2014

Agent's Discount:      1.50%                           Initial Interest Payment Date: May 15, 2005

CUSIP Number: 41659FAH7                                Interest Payment Frequency:    Semi-annually

Day Count Convention: 30/360                           Regular Record Dates: 15 days prior to an Interest Payment Date.

Optional Redemption: Yes [X]   No [ ]                  The Survivor's Option [X] is [ ] is not available
  Optional Redemption Date: November 15, 2006 and               Annual Put Limitation: $1 million or 1%
               any Interest Payment Date thereafter.            Individual Put Limitation: $250,000
  Initial Redemption Percentage:   100%                         Trust Put Limitation: N/A
  Annual Percentage Reduction:     N/A
  Redemption may be: [X] In whole only.                Authorized Denominations: $1,000 integral amounts.
                     [ ] In whole or in part.

Securities Exchange Listing: None.

Special Tax Considerations: None.                      Other Provisions Relating to the Notes: None.

Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-404009                  Interest Rate:                 4.75%

Contract Payment:           $316,015.00                Effective Date:                November 18, 2004

Deposit Amount:             $311,275.00                Stated Maturity Date:          November 15, 2014
(if different from Contract Payment)

Day Count Convention:       30/360                     Initial Interest Payment Date: May 15, 2005

Special Tax Considerations: None.                      Interest Payment Frequency:    Semi-annually

Optional Redemption: Yes [X]   No [ ]                  Survivor Option: Under the Funding Agreement, Hartford Life
Optional Redemption Date: November 15, 2006 and any             Insurance Company [X] is [ ] is not required
             Interest Payment Date thereafter.                  to provide the Trust with amounts it needs to
         Initial Redemption Percentage: 100%                    honor valid exercises of the Survivor's Option.
         Annual Percentage Reduction:   N/A
         Redemption may be: [X] In whole only.         Other Provisions Relating to the Funding Agreement: None.
                            [ ] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.



  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of November 18, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:
                Standard & Poor's: AA-              Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.